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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                               (Amendment No. 2 )*
                                             ---

                    Systems & Computer Technology Corporation
-------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
-------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    871873105
                  ---------------------------------------------
                                 (CUSIP Number)



                                  May 31, 2003
         --------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


        Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [x] Rule 13d-1(b)
                                [ ] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 10 pages
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CUSIP No.  871873105                   13G               Page 2 of 10 Pages
           -------------

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  1     NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Liberty Wanger Asset Management, L.P.  36-3820584
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  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

            Not Applicable                                        (a)  [ ]

                                                                  (b)  [ ]
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  3     SEC USE ONLY
-------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-------------------------------------------------------------------------------
               5    SOLE VOTING POWER
 NUMBER OF
                        None
   SHARES
               ----------------------------------------------------------------
BENEFICIALLY   6    SHARED VOTING POWER

  OWNED BY              3,682,500
               ----------------------------------------------------------------
    EACH       7    SOLE DISPOSITIVE POWER

 REPORTING              None
               ----------------------------------------------------------------
PERSON WITH    8    SHARED DISPOSITIVE POWER

                        3,682,500
-------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,682,500
-------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           Not Applicable
-------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           10.9%
-------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON

           IA
-------------------------------------------------------------------------------
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CUSIP No.  871873105                   13G               Page 3 of 10 Pages
           -------------

-------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            WAM Acquisition GP, Inc.
-------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

            Not Applicable                                        (a)  [ ]

                                                                  (b)  [ ]
-------------------------------------------------------------------------------
  3     SEC USE ONLY
-------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-------------------------------------------------------------------------------
               5    SOLE VOTING POWER
 NUMBER OF
                        None
   SHARES
               ----------------------------------------------------------------
BENEFICIALLY   6    SHARED VOTING POWER

  OWNED BY              3,682,500
               ----------------------------------------------------------------
    EACH       7    SOLE DISPOSITIVE POWER

 REPORTING              None
               ----------------------------------------------------------------
PERSON WITH    8    SHARED DISPOSITIVE POWER

                        3,682,500
-------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            3,682,500
-------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

            Not Applicable
-------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            10.9%
-------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON

            CO
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CUSIP No.  871873105                   13G               Page 4 of 10 Pages
           -------------

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  1     NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Liberty Acorn Trust
-------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

            Not Applicable                                        (a)  [ ]

                                                                  (b)  [ ]
-------------------------------------------------------------------------------
  3     SEC USE ONLY
-------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

            Massachusetts
-------------------------------------------------------------------------------
               5    SOLE VOTING POWER
 NUMBER OF
                        None
   SHARES
               ----------------------------------------------------------------
BENEFICIALLY   6    SHARED VOTING POWER

  OWNED BY              3,050,000
               ----------------------------------------------------------------
    EACH       7    SOLE DISPOSITIVE POWER

 REPORTING              None
               ----------------------------------------------------------------
PERSON WITH    8    SHARED DISPOSITIVE POWER

                        3,050,000
-------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            3,050,000
-------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

            Not Applicable
-------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            9.1%
-------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON

            IV
-------------------------------------------------------------------------------
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Item 1(a)        Name of Issuer:

                          Systems & Computer Technology Corporation

Item 1(b)        Address of Issuer's Principal Executive Offices:

                          4 Country View Road
                          Malvern, PA 19355

Item 2(a)        Name of Person Filing:

                          Liberty Wanger Asset Management, L.P. ("WAM")
                          WAM Acquisition GP, Inc., the general partner of WAM
                             ("WAM GP")
                          Liberty Acorn Trust ("Acorn")

Item 2(b)        Address of Principal Business Office:

                          WAM, WAM GP and Acorn are all located at:

                          227 West Monroe Street, Suite 3000
                          Chicago, Illinois  60606

Item 2(c)        Citizenship:

                          WAM is a Delaware limited partnership; WAM
                          GP is a Delaware corporation; and Acorn is a Massachusetts business trust.


Item 2(d)        Title of Class of Securities:

                          Common Stock


Item 2(e)        CUSIP Number:

                          871873105


Item 3           Type of Person:

                          (d) Acorn is an Investment Company under section 8 of
                              the Investment Company Act.

                          (e) WAM is an Investment Adviser registered under
                              section 203 of the Investment Advisers Act of 1940; WAM GP is the General Partner of the Investment Adviser.

                               Page 5 of 10 Pages
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Item 4          Ownership (at May 31, 2003):

                         (a) Amount owned "beneficially" within the meaning of
                             rule 13d-3:

                                 3,682,000

                         (b) Percent of class:

                                 10.9% (based on 33,640,000 shares outstanding as of May 9, 2003).

                         (c) Number of shares as to which such person has:

                                   (i)     sole power to vote or to direct the
                                           vote:  none
                                  (ii)     shared power to vote or to direct
                                           the vote:  3,682,500
                                 (iii)     sole power to dispose or to direct
                                           the disposition of:  none
                                  (iv)     shared power to dispose or to direct
                                           disposition of:  3,682,500

Item 5          Ownership of Five Percent or Less of a Class:

                         Not Applicable

Item 6          Ownership of More than Five Percent on Behalf of Another Person:

                         The shares reported herein have been
                         acquired on behalf of discretionary clients of WAM, including Acorn. Persons other than WAM and WAM GP are entitled to receive all dividends from, and proceeds from the sale of, those shares. Acorn is the only such person known to be entitled to all dividends from, and all proceeds from the sale of, shares reported herein to the extent of more than 5% of the class.


Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
                Company:

                         Not Applicable


Item 8          Identification and Classification of Members of the Group:

                         Not Applicable


Item 9          Notice of Dissolution of Group:

                         Not Applicable

                               Page 6 of 10 Pages
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Item 10          Certification:

                          By signing below I certify that, to the best
                 of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                               Page 7 of 10 Pages
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                                    Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 9, 2003


                 The undersigned corporation, on the date above written, agrees and consents to the joint filing on its behalf of this Schedule 13G in connection with its beneficial ownership of the security reported herein.


                                        WAM Acquisition GP, Inc.
                                          for itself and as general partner of
                                          LIBERTY WANGER ASSET MANAGEMENT, L.P.


                                        By: /s/ Bruce H. Lauer
                                            -----------------------------------
                                            Bruce H. Lauer
                                            Senior Vice President and Secretary



                 The undersigned corporation, on the date above written, agrees and consents to the joint filing on its behalf of this Schedule 13G in connection with its beneficial ownership of the security reported herein.


                                        LIBERTY ACORN TRUST



                                        By: /s/ Bruce H. Lauer
                                            -----------------------------------
                                                Bruce H. Lauer
                                                Vice President, Treasurer and
                                                Secretary

                                Page 8 of 10 pages
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                                  Exhibit Index

Exhibit 1 Joint Filing Agreement dated as of February 9, 2003 by and among Liberty Wanger Asset Management, L.P., WAM Acquisition GP, Inc. and Liberty Acorn Trust

                               Page 9 of 10 Pages